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                                                                   Exhibit 10.41
                                                                   -------------

                            MANUFACTURING AGREEMENT


     This MANUFACTURING AND SUPPLY AGREEMENT (this "Agreement") is dated as of November 9, 1996 and entered into by and between CALZATURIFICIO M.A.B. S.p.A., an Italian corporation, ("MAB") and ST. JOHN KNITS, INC., a California corporation ("St. John").

                             PRELIMINARY STATEMENTS

     A.   MAB is in the business of manufacturing footwear.

     B. St. John designs and distributes women's clothing, including both a high fashion consisting of its collection, couture and evening lines (the "Main Fashion Line") and a sport line, as well as jewelry, accessories and fragrances.

     C. St. John desires to distribute footwear that coordinates with the Main Fashion Line; and

     D. MAB and St. John desire to enter into an agreement whereby MAB will, subject to the conditions hereof, exclusively manufacture women's footwear associated with the Main Fashion Line (the "Products") and MAB will, subject to the conditions hereof, be St. John's exclusive manufacturer of the Products.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Term.  The term of this Agreement shall be three years, unless
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terminated prior to that time in accordance with the terms hereof; the parties agree that 30 days prior to the expiration of the term they will meet to discuss an extension of this Agreement for an additional two year term.

     2.   Manufacture and Supply of Products.  During the term of this
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Agreement, St. John hereby agrees to purchase the Products from MAB pursuant to purchase orders issued by St. John, and MAB agrees to manufacture and supply to St. John the Products in the quantities and in accordance with the design and production schedules set forth herein and under the terms and conditions set forth below.

     3.   Terms of Sale.  MAB will deliver the Products F.O.B. (as defined in
          -------------
the California Commercial Code) the shipper designated by St. John. Payment on invoices will be made within 30 days of receipt of goods.
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     4.   Pricing.  MAB agrees that the price of each Product shall be MAB's
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Cost (as defined below) plus 10%.  MAB's Cost includes, for each style of
Product, costs of labor related to production, raw materials (excluding ornamentation provided by St. John), factory and equipment overhead (including utilities, maintenance and repair and the amount of depreciation allocable to the production of the Products) and development costs (including lasts, heal forms, models, molds and quality testing) and excludes administrative and corporate salaries, finance costs, design costs and other corporate overhead. MAB shall use its best efforts to improve its production efficiencies in the manufacture of the Products and each of the first three years of this Agreement to reduce MAB's Costs by 10% from the previous year. St. John shall use its best efforts to assist MAB to improve its production efficiencies in the manufacture of the Products. MAB and St. John agree that they will meet during the design process for each season to discuss prices for each style of Products for such season.

     5.   Exclusivity.  St. John agrees that MAB shall be the exclusive
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manufacturer of the Products during the term of this Agreement; provided that
St. John may obtain the Products from other suppliers if it purchases a minimum of 60,000 pairs of Products from MAB during any year of this Agreement. MAB agrees that shall manufacture exclusively for St. John and shall not manufacture goods for any other third party; provided that MAB may manufacture shoes for its
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own "M.A.B. Studio" line provided that the manufacture of such products does not interfere with the design and production timetable for the Products set forth in
Section 8, and, provided further that MAB may manufacture products for third
           ---  -------- ------- ----
parties during the term of this Agreement if (i) St. John requires the production of less than 60,000 pairs during any year of the Agreement and (ii) the production of products for third parties does not interfere with the design and production timetable for the Products set forth in Section 8. MAB further agrees that if it is unable to supply each year a minimum of 60,000 pairs of the Products of the quality required by Section 10 hereof within the time requested by St. John, such failure shall constitute a material breach of this Agreement and St. John may, at its option, terminate this Agreement or obtain the Products from an alternative source.

     6.   Purchase Orders.  Orders placed by St. John will be deemed accepted as
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written unless expressly questioned or rejected in writing by MAB within fourteen (14) days of St. John transmitting the order to MAB. All orders will be sent by facsimile and by Federal Express or like service shall be deemed received by MAB on the third business day following the date St. John delivers the orders to such service properly addressed.

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

     7.   Shipment and Delivery.  MAB guarantees that all accepted orders will
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be produced as written and delivered timely.  All orders shall be placed a minimum of 8 weeks prior to the delivery date unless otherwise agreed by MAB and St. John. Ship/cancel dates will be stated on the orders, and any extensions to such dates or permission to ship any order less than ninety-five percent (95%) complete must be in writing by St. John.

     8.   Design and Production Timetable and Responsibilities.
          ----------------------------------------------------

          A. MAB will produce two (2) collections per year, Spring and Fall. Products must be supplied to St. John for sale for the Spring season commencing November 1 and the Fall season commencing May 1. St. John will use its best efforts to forecast its anticipated orders for the Products for each season and will provide MAB with such forecast on June 1 for the following Spring Season and December 1 for the following Fall season. MAB acknowledges that St. John is providing the forecast for MAB's convenience and St. John shall not be bound or obligated by the forecast in any manner or for any purpose.

          B. St. John has a design cycle of April/May/June for the following Spring season and October/November/December for the following Fall season. MAB has a duty to make presentations (in terms of lasts, heels, patterns, etc.) to St. John for the Spring and Fall collections and to present modifications thereof as needed. These presentations will be made by MAB to St. John in New York and/or California at St. John's sole discretion. MAB shall make initial proposals no later than March 1 for the Spring season and September 1 for the Fall season. St. John will reasonably make time available to review such proposals, make and review modifications and grant approvals. St. John will provide to MAB, throughout St. John's design cycle, colors, ornaments, accessories and general fashion trends for St. John collections. St. John has the right, but not the duty, to go to MAB's offices or factory, and/or propose exact designs for Products and MAB shall make all reasonable efforts to cooperate with such input from St. John. MAB acknowledges that St. John will be making proprietary information available to MAB in advance of its appearance in the market (including, but not limited to, colors, styles, fabrics, ornamentations or other constructions and general trends of St. John's collections) and MAB agrees to maintain strict confidentiality of all such information.

          C. MAB shall provide final samples to St. John no later than May 1 for the following Spring season and November 1 for the following Fall season. St. John shall make an authorized representative available in New York (or other location reasonably designated by MAB) to review and approve or disapprove final samples.

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          D.   Both St. John and MAB have the right to propose additional
Products outside of the normal cycle for commercial consideration. MAB understands and accepts St. John's sales cycles and lead times. MAB understands that, outside of St. John's normal design cycle, there may be times when St. John's designers are not available for review, consultation and approvals.

          E. MAB acknowledges the need to provide to St. John, on a timely basis, shoes for St. John promotional videos and other promotional uses in advance of the selling season. MAB agrees that it shall provide St. John 600 pairs of 9B shoes in mixed styles by August 1 for the following Spring season and January 1 for the following Fall season.

          F. MAB must send at least one design representative to the United States for design and/or modification meetings as needed and/or requested by St. John.

          G. MAB and St. John will bear their own costs and expenses in connection with any travel associated with this Agreement and/or modification meetings as needed and/or reasonably requested by St. John.

     9.   St. John Approval.  After any samples have been approved by St. John,
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MAB shall not depart therefrom in any material respect without the express prior written approval of St. John. St. John acknowledges that MAB's accepted industry practices and stages of production (including, but not limited to, materials production, component assembly and product assembly) will naturally result in minor variations from one copy of any Product to another, and St. John accepts such natural minor variations as not constituting either material departures from approved samples or defective products, provided that failure by MAB to substantially adhere to the quality, style and nature of any Products, as approved by St. John shall constitute a material breach of this Agreement.

     10.  Quality.  MAB agrees that the Products shall be of a high standard and
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of style, appearance and quality consistent with St. John's reputation for distinguished quality at the highest fashion level, St. John acknowledging that MAB's products previously provided to St. John comply with such standard. MAB agrees to produce, package and ship all items specified hereunder according to all applicable laws, regulations and agreements. MAB warrants and represents that the Products and their supply hereunder complies with all laws and regulations applicable thereto.


     11.  Subcontracting.  MAB may manufacture the Products internally or
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externally, at MAB's discretion, provided that MAB remains liable for the
Products in all respects, as St.

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John is relying on MAB's prior quality and standards in entering into this
Agreement. MAB agrees that it will only use subcontractors that, to the best of MAB's knowledge, operate in compliance with all applicable laws. If MAB uses any new or additional subcontractors (the "Identified Subcontractors"), it will notify St. John, and St. John agrees that it will not contract with any Identified Subcontractor for the production of the Products within two years of the expiration of the Agreement or the termination of this Agreement by MAB for cause.

     12.  Damaged Goods.  St. John may deduct from the amount owing on any
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invoice the amount charged for any Products that are discovered to be damaged, defective, irregular or seconds. St. John may retain or dispose of such damaged goods, and will retain any amount received through disposition of such goods without any compensation to MAB; provided that St. John will notify MAB 30 days prior to any proposed disposition of any such goods and will afford MAB the ability to inspect any such goods during the period prior to their proposed disposition.

     13.  Indemnification.  MAB will defend, indemnify and hold St. John
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harmless from and against all losses, damages, liabilities, expenses and costs, including reasonable attorney's fees, rising out of any claim for personal injury, property damage or contractual claims relating to the Products or any material used in connection therewith or any use thereof or the negligent acts or omissions of MAB's employees, agents or independent contractors. This indemnification shall survive the expiration or termination of the Agreement.

     14.  Insurance.  MAB shall obtain and maintain at its sole cost and expense
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throughout the term of this Agreement product liability insurance, mutually acceptable to MAB and St. John, from a qualified insurance company licensed to do business in the United States, which covers in perpetuity any and all Products or manufactured during the term hereof naming St. John as additional named insured, which policy shall provide protection against any and all claims and causes of action related to the Products or any material used in connection therewith or any use thereof. The amount of such coverage shall be a minimum of four million dollars ($4,000,000.00) combined single limit for each single occurrence for bodily injury and one hundred thousand dollars ($100,000.00) for property damage. MAB agrees to furnish St. John, within a reasonable period following St. John's request, a certificate of insurance with respect to such coverage which coverage shall be effective not less than thirty (30) days prior to the commencement of distribution of the Products hereunder and shall provide St. John a new certificate each anniversary date of such policy.

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

     15.  Packaging.  MAB shall create and supply packaging for the Products,
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which St. John may approve in its sole discretion.  St. John agrees that the existing packaging used by MAB is acceptable to St. John.

     16.  Trademark.  MAB agrees that the Products will display only the
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trademark(s) provided by St. John and that all Products and packaging material will contain appropriate legends, markings and notices as directed by St. John to give notice of St. John's trademarks. MAB further agrees that such trademarks are the sole property of St. John, and may not be used or displayed in any other manner whatsoever unless authorized by St. John in writing, and that the Products may not be sold or disposed of by MAB other than in accordance with this Agreement. St. John may seek injunctive relief in a court of law to prevent, and to seek any damages that result from, any infringement or misuse by MAB of any St. John trademark and shall not be required to resolve any such dispute through arbitration. MAB shall notify St. John in writing of any infringement or imitation by others of such trademarks that may come to MAB's attention and St. John shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitation. MAB agrees that it will assist and cooperate in the protection of St. John's trademarks as requested by St. John, and St. John agrees to reimburse MAB for any out-of-pocket costs incurred in connection with such assistance, but only to the extent such assistance has been specifically requested by St. John. MAB understands and agrees that nothing contained in this Agreement shall be construed as an assignment or grant to MAB of any right, title or interest in or to St. John's designs or trademarks, except for their use in the Products and related packaging for St. John at St. John's direction.

     17.  Design Property.  Unless otherwise agreed to in writing, the
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combinations of designs, colors and ornamentations that make up the Products are and shall be the property of St. John and MAB shall not use such designs for any MAB Studio products or products for any third parties. Any use of designs following the termination of this Agreement shall be controlled by St. John in its sole discretion. Notwithstanding the foregoing, if St. John requests that MAB use ornamentations or other elements that make up MAB Studio designs in the Products, such ornaments or other elements shall remain the property of MAB.

     18.  Organizational Chart.  Upon execution of this Agreement, MAB shall
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provide to St. John an organizational chart clearly showing the names and functions of all key personnel. MAB shall employ, at its sole expense, at least one full-time employee or consultant fluent in English to handle St. John's telephone and written communications.

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     19.  Financial Statements.  MAB agrees to deliver to St. John (a) as soon
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as practicable and in any event within 14 days after the end of each of the third and sixth fiscal months of this Agreement and thereafter the end of each fiscal month, an income statement (including, without limitation, a statement of revenues and expenses) and a list of balance sheet items including cash and securities positition, inventory, accounts receivable, accounts payable and debt and, commencing in the second year of this Agreement and to the extent practicable during the first year of this Agreement, setting forth in comparative form figures or corresponding information for the corresponding period of the previous year and (b) as soon as practicable and in any event within 6 months after the end of each fiscal year and accompanied by the report from MAB's Board of Auditors ("Relazione del Collegio Sindacale") referred to in
Article 2429 of the Italian Civil Code, a detailed balance sheet through the end of such period and an income statement (including, without limitation, a statement of revenues and expenses) setting forth in comparative form figures or corresponding information for the corresponding period of the previous year, (b) promptly upon any officer of MAB obtaining knowledge that a condition or event has occurred that constitutes an Event of Default or a breach of this Agreement, a notice from MAB specifying the nature of such condition or event and what action MAB has taken or proposes to take with respect thereto and (c) such other information and data with respect to MAB related to this Agreement as may from time to time be reasonably requested by St. John.

     20.  Books and Records.  MAB agrees to keep accurate books of account and
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records, at its principal place of business, covering all transactions relating to this Agreement, and St. John and its duly authorized representatives shall have the right not more than twice each year, upon thirty (30) days prior written notice and during regular business hours; to examine the manufacturing activities, books of account and records and all other documents and material in the possession or under the control of MAB that relate to information contained in any statement furnished pursuant to Section 19 hereof and to make copies and extracts thereof. Books of account and records for each reporting period relating to this Agreement shall be retained by MAB for two (2) years for possible examination by St. John and/or its representatives.

     21.  Confidentiality.  Each party agrees to hold in strictest confidence,
          ---------------
and not disclose to any person or organization, any nonpublic information relating to the other party or its designs or marketing, including, without limitation, any information relating to work-in-progress, business, financial condition, trade secrets, designs, or any other confidential matter relating to the artistic creations or business of St. John and/or any of its affiliates. The parties acknowledge that such information constitutes trade secrets, disclosure of which would cause irreparable harm to the other party. Each party may seek injunctive relief in a court of law to prevent the disclosure of any confidential information or trade secrets, or to seek damages resulting therefrom, and shall not be required to resolve any such dispute through arbitration.

     22.  Production Personnel.  MAB agrees that within the first six months of
          --------------------
this Agreement it shall hire the personnel necessary to ensure the maintenance of the production levels contemplated by this Agreement at the prices agreed to herein. This provision shall require MAB to hire, at minimum, a production line manager responsible for the flow of goods manufactured under this Agreement. If the production line manager ceases to be employed by MAB for any reason, MAB shall use its best efforts to replace him or her as soon as practicable after such termination. MAB shall notify St. John when it hires such a production line manager and upon the termination and replacement of such production line manager. MAB's failure to comply with this section shall constitute a material breach of this Agreement.

     23.  Representations.  Each party hereby represents and warrants to the
          ---------------
other party that:

          (a) it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Agreement;

          (b) this Agreement constitutes the duly authorized, legally valid and binding obligation, enforceable in accordance with its terms;

          (c) all consents and grants of approval required to have been granted by any person or entity in connection with the execution, delivery and performance of this Agreement have been granted;

          (d) the execution, delivery and performance of this Agreement does not and will not violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws; and

          (e) there is no strike to threatened work stoppage, action, suit, proceeding or governmental investigation pending or, to its knowledge, threatened against it or any of its assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or its prospects or the ability to comply with its obligations hereunder.

     24.  Covenants.  MAB covenants and agrees that during the term of this
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Agreement it will:

          (a)  at all times preserve and keep in full force and   effect its
     corporate existence and all rights and franchises material to its business;

          (b) pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a lien upon any of its properties or assets or be entitled to priority or privilege under law, prior to the time when any penalty or fine shall be incurred with respect thereto;

          (c) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of MAB and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof;

          (d) comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all environmental laws);

          (e) not directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of equity securities of MAB or with any affiliate of MAB, on terms that are less favorable to MAB, than those that might be obtained at the time from a third party;

          (h) not create, assume, guaranty, incur or otherwise become or remain directly or indirectly liable with respect to any indebtedness for borrowed money except that MAB may become remain liable with respect to its bank lines of credit financed by current receivables and any supplier debt incurred in the ordinary course of business;

          (i) not directly or indirectly, create, incur, assume or permit to exist any lien on or with respect to any of its property or assets of any kind (including any document or instrument in respect of goods or accounts receivable), whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any lien with respect to any such property, asset, income or profits, except to the extent there are currently liens on such property, assets, income or profits;

          (j) not merge or consolidate with any other person or entity, or sell, lease or otherwise dispose of all or any substantial part of its property or assets to any other person or entity outside the ordinary course of business; and

          (k) not terminate its contract with Jayne Koehler without cause (as determined in good faith by MAB) and shall use its best efforts to continue to retain Jayne Koehler as a consultant to MAB during the term of this Agreement.

     25.  Events of Default.  The occurrence of any of the following events
          -----------------
shall constitute an "Event of Default":

          (a) failure of MAB to pay any principal, interest or other amount due St. John, beyond any grace period provided, whether at stated maturity, by required prepayment, declaration, acceleration or otherwise; or

          (b) failure of MAB to pay, or the default in the payment of, any amount due under or in respect of any promissory note or other agreement or instrument relating to any indebtedness owing by MAB, to which MAB is a party or by which MAB or any of its property is bound under which amounts outstanding exceed $100,000 beyond any grace period provided; or the occurrence of any other event or circumstance that, with notice or lapse of time or both, would permit acceleration of such indebtedness; or

          (c) failure of MAB to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Agreement; or

          (d) any representation or warranty made by MAB to St. John in connection with this Agreement shall prove to have been false in any material respect when made; or

          (e) any order, judgment or decree shall be entered against MAB decreeing the dissolution or split-up of MAB; or

          (f) suspension of the usual business activities of MAB other than in the ordinary course of business or the complete or partial liquidation of MAB's business; or

          (g) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of MAB in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable law; or (ii) an involuntary case shall be commenced against MAB under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over MAB or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of MAB for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of MAB; or

          (h) an order for relief shall be entered with respect to MAB or MAB shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or MAB shall make an assignment for the benefit of creditors; or MAB shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors, or equivalent thereof, of MAB (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

          (i) MAB shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Agreement, the Italian Mortgage Document or the Sale and Assignment Agreement executed by the parties of even date, other than as a defense to a breach of this Agreement by St. John; or

          (j) this Agreement or any provision hereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or

          (k) the failure of MAB's shareholders to make capital contributions in the amount of (a) $75,000 by the end of the first six months of this Agreement, (b) an additional $75,000 by the end of the first year of the Agreement and (c) an additional $100,000 by the end of the second year of this Agreement; or

          (l) either Lino Angelini or Domenico Bartolomei shall cease to be employed or retained as a full time consultant by MAB for any reason, and MAB, within 15 days of the cessation of employment or retention, has failed to employ or retain a replacement acceptable to St. John in its sole discretion; or

          (m) the capital stock of MAB shall cease to be owned at least 60% by Stefano Biolcati, Ultimo Berselli, Lino Angelini, Luigi Angelini and/or Vittorio Angelini.

     26.  Force Majeure.  Neither party shall be liable to the other for any
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delay due to acts of God, fires, floods, earthquakes, civil unrest or strikes.
If such a delay occurs, the date of the party's performance hereunder shall be deferred for the time the other party is unable to perform; provided that (x) if the event (other than a strike) causes a delay in the delivery of Products for more than 14 days or (y) if the strike causes a delay in the delivery of Products for more than 7 days, (i) St. John may obtain Products from an alternative source during the delay and/or (ii) St. John may terminate this Agreement.

     27.  Termination.  This agreement may be terminated by St. John for cause
          -----------
upon the occurrence of an Event of Default or the material breach by MAB of any of the terms of this Agreement and by MAB for cause upon the material breach by St. John any of the terms of this Agreement 30 days' after written notice to the other party of such breach or Event of Default, provided such breach or Event of Default has not been cured within such 30 day period; provided that this Agreement may be terminated immediately upon the occurrence of the Events of Default set forth in Section 25 (a), (e), (f), (g), (h), (i), (j), (k) or (l). Upon the termination or expiration of this Agreement, MAB agrees that upon St. John's written request, it shall complete all previously accepted orders.

     28.  Damages.  MAB acknowledges that the Products are may not be sold or
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otherwise disposed of after the termination of this Agreement except as directed by St. John. MAB acknowledges and agrees that its remedy for a breach of the Agreement by St. John is limited to an action for the unpaid purchase price of the Products shipped and received under this Agreement and to require St. John to grant the Releases (defined below). MAB further acknowledges and agrees that its damages for breach by St. John are limited to such purchase price, and MAB waives any other remedies afforded a seller under the California Commercial Code or any other law and any other damages, including lost profits, consequential and incidental damages; provided that if St. John breaches this Agreement and
                        -------- ----
MAB terminates this Agreement for cause in accordance with Section 28, St. John shall be required to (i) release MAB from its obligations under that certain loan to

MAB by St. John secured by real property owned by MAB pursuant or document recorded in the public records in Italy (the "Italian Mortgage Document") and
(ii) release its lien on MAB's property securing MAB's obligations under the Italian Mortgage Document (the "Releases"); provided MAB prepares all documentation necessary to effect such Releases, at its expense. Upon the expiration of the Agreement or the termination of this Agreement for cause by St. John, the Italian Mortgage Document shall remain in full force and effect and MAB shall be liable for and shall pay in full all amounts owing under such document, to the extent that such amounts were not previously reduced.

     29.  No Waiver.  No failure or delay on the part of St. John to exercise
          ---------
any right, power or privilege under this Agreement and no course of dealing between MAB and St. John shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative to, and not exclusive of, any rights or remedies that St. John would otherwise have. No notice to or demand on MAB in any case shall entitle MAB to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of St. John to any other or further action in any circumstances without notice or demand.

     30.  No Agency.  This Agreement does not constitute either party the agent
          ---------
of the other, or create a partnership or joint venture between the parties, and neither party shall have any power to obligate or bind the other in any manner whatsoever.

     31.  Notices.  Except as otherwise specified in this Agreement, notices
          -------
(including change of address) shall be sent by (a) first class certified mail, return receipt requested, (b) commercial courier service or (c) facsimile transmission to the following addresses:

address of MAB:                 with a copy to:

Calzaturificio M.A.B. S.p.A.    Avv. Giorgio Bernini
Via Guelfa                      Via Mascarella 94
76 40138 Bologna                400126 Bologna
Italy                           Italy
attn: Stefano Biolcati
fax: 51-530172                  fax: 51-240131

address of St. John:            with a copy to:

St. John Knits, Inc.            O'Melveny & Myers LLP
17422 Derian Avenue             610 Newport Center Drive, #1700

Irvine, CA 92713                Newport Beach, CA 92660-6429
U.S.A.                          U.S.A.
attn: David Frankel             attn: David A. Krinsky
fax: 714-223-3272               fax: 714-669-6994


     32.  Headings.  Section and paragraph headings contained in this Agreement
          --------
are for convenience and shall not be considered for any purpose in construing this Agreement.

     33.  Assignment; Successors and Assigns.  This Agreement shall bind and
          ----------------------------------
inure to the benefit of the parties hereto and their respective successors, assigns, administrators, executors, and conservators; provided that this Agreement may not be assigned by MAB.

     34.  Amendments.  This Agreement may be amended, modified, canceled, or
          ----------
waived only by written instrument executed by each of the parties.

     35.  Neutral Construction.  Each party has cooperated in the drafting and
          --------------------
preparation of this Agreement. Hence, this Agreement will be construed neutrally, and will not be applied more strictly against one party than another.

     36.  Integration.  This Agreement constitutes the complete agreement of the
          -----------
parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements, or representations.

     37.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be an original, but all of which shall constitute one and the same agreement.

     38.  Effectiveness.  This Agreement shall be effective upon the execution
          -------------
thereof by the parties.


     39.  Choice of Law.  This Agreement shall be construed and interpreted
          -------------
according to the laws of the State of California, specifically including the California Commercial Code, and any controversy, dispute or claim between the parties hereto arising out of or in relation to this Agreement shall be governed by California law without regard to its choice of law principles. The rights and obligations of the parties under this Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended.

     40.  Agreement to Arbitrate.
          ----------------------

          a. Except as provided in Sections 16 and 21 hereof, any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement shall be finally resolved by arbitration conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a tribunal of three arbitrators, with the two party-appointed arbitrators selecting the Chairman in accordance with those rules. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties to the maximum extent permitted by law, except that the arbitrator shall not be authorized to award punitive damages with respect to any such claim, dispute or controversy. No party shall seek punitive damages relating to any matter under, arising out of, in connection with or relating to this Agreement in any other forum. The parties intend that this Section shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.


          b. Any arbitration proceedings hereunder shall be held in Orange County, California.

          c. Any arbitration proceedings hereunder shall be conducted in English.

          d. Judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

     41.  Consent to Jurisdiction and Service of Process. ALL JUDICIAL
          ----------------------------------------------
PROCEEDINGS BROUGHT AGAINST MAB ARISING OUT OF OR RELATING TO SECTIONS 16 AND 21 OF THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT MAB ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SECTIONS 16 AND 21 OF THIS AGREEMENT. MAB hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to MAB at its address provided in Section 31, such service being hereby acknowledged by MAB to be sufficient for personal jurisdiction in any action against MAB in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of St.

John to bring proceedings against MAB in the courts of any other jurisdiction.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by its authorized officer as of the day and year and at the place first written above.




                                         CALZATURIFICIO M.A.B. S.p.A.,
                                         an Italian corporation



                                         By:  [SIGNATURE APPEARS HERE]
                                              ----------------------------------
                                         Title:
                                                 -------------------------------


                                         ST. JOHN KNITS, INC.,
                                         a California corporation


                                         By:  /s/ DAVID FRANKEL
                                              ----------------------------------
                                         Title:   Executive Vice President
                                                  ------------------------------